November 9, 2010

CorMedix Inc.
745 Rt. 202-206, Suite 303
Bridgewater, NJ 08807

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CorMedix Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing on the date hereof of its Registration Statement on Form S-8 (the “Registration Statement”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the offer and sale of an aggregate of 2,300,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, issuable pursuant to the terms and in the manner set forth in the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”).

In such connection, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, (ii) minutes of meetings of the Board of Directors and stockholders of the Company, (iii) the Plan, (iv) the Registration Statement and (v) such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of documents submitted to us as certified or photostatic copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan, will be legally issued, fully paid and non-assessable.

November 9, 2010

We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the General Corporation Law of the State of Delaware (the “DGCL”).  In rendering our opinion, we have reviewed the Constitution of the State of Delaware and the DGCL, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Delaware under the DGCL.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP